                                                 Filed Pursuant to Rule 424(b)5
                                                 Registration Number 333-34578

PROSPECTUS SUPPLEMENT
(To Prospectus Dated May 12, 2000)


                                   $60,000,000

                                 [WorldCom logo]
                                  WorldCom, Inc.
                    $60,000,000 Floating Rate Notes due 2002

                                -----------------

         The floating rate notes will mature on June 11, 2002. Interest on the floating rate notes is payable quarterly on the 11th day of March, June, September and December, beginning September 11, 2000.


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         For a discussion of risks associated with our pending merger with Sprint, see "Sprint Merger--Risk Factors Relating to the Sprint Merger" beginning on page S-6.

                              ------------------


                            Public Offering    Underwriting        Proceeds to
                            PRICE              DISCOUNT            WORLDCOM
                            -----              --------            --------
Per Note                    100.00%            .150%               99.850%
Total                       $60,000,000        $90,000             $59,910,000


     Interest on the notes will accrue from June 12, 2000 to the date of delivery.

                              ------------------

     The underwriter is offering the notes subject to various conditions. The underwriter expects to deliver the notes to purchasers in book-entry form only through the facilities of The Depository Trust Company on or about June 12, 2000.

                               -----------------


                              Salomon Smith Barney

May 31, 2000

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS SUPPLEMENT.

                                TABLE OF CONTENTS



PROSPECTUS SUPPLEMENT                             PROSPECTUS

Cautionary Statement Regarding                    About This Prospectus......................3
 Forward Looking Statements................S-3    Where You Can Find More Information........3
WorldCom...................................S-4    Cautionary Statement Regarding
Sprint Merger..............................S-4     Forward-Looking Statements................4
Use of Proceeds............................S-7    WorldCom...................................6
Ratio of Earnings to Fixed Charges.........S-7    Recent Developments........................6
Description of Notes.......................S-8    Use of Proceeds............................7
Underwriting...............................S-12   Ratio of Earnings to Fixed Charges.........7
Where You Can Find More Information........S-13   Description of Debt Securities.............8
Legal Matters..............................S-14   Plan of Distribution.......................17
                                                  Book Entry Debt Securities.................18
                                                  Certain United States Federal Income Tax
                                                   Documentation Requirements................20
                                                  Lawyers....................................21
                                                  Experts....................................21

          References to "WorldCom" in this prospectus supplement and in the accompanying prospectus, and to "we," "us" and "our" in both this prospectus supplement and the accompanying prospectus are references to WorldCom, Inc.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

          The following statements are or may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:

          any statements contained or incorporated herein regarding possible or assumed future results of operations of WorldCom's business, anticipated cost savings or other synergies, the markets for WorldCom's services and products, anticipated capital expenditures, the outcome of Euro conversion efforts, regulatory developments or competition;

          any statements preceded by, followed by or that include the words "intends," "estimates," "believes," "expects," "anticipates," "should," "could," or similar expressions; and

          other statements contained or incorporated by reference in this prospectus supplement or the accompanying prospectus regarding matters that are not historical facts.

          These statements are subject to risks and uncertainties. You should understand that certain important factors, in addition to the factors discussed in the documents we incorporate by reference in this prospectus supplement or the accompanying prospectus, could affect our future results and could cause those results to differ materially from those expressed in our forward-looking statements. You should not place undue reliance on any of our forward-looking statements, which speak only as of the date of those statements. The important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation:

          - whether the Sprint merger is completed and the ability to integrate the operations of WorldCom and Sprint, including their respective products and services;

          - the effects of vigorous competition in the markets in which we operate;

          - the impact of technological change on our business, new entrants and alternative technologies, and dependence on availability of transmission facilities;

          -    risks of international business;

          - regulatory risks, including the impact of the Telecommunications Act of 1996;

          -    contingent liabilities;

          -    the impact of competitive services and pricing;

          -    risks associated with the Euro conversion efforts;

          - risks associated with debt service requirements and interest rate fluctuations;

          -    our degree of financial leverage, and

          - other risks referenced from time to time in our filings with the Securities and Exchange Commission.

          Our independent public accountants have not examined or compiled the forward-looking statements referred to above or any forecasts or other projections incorporated by reference in this prospectus supplement or the accompanying prospectus and, accordingly, they do not provide any assurance with respect to such statements.

          The cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus supplement or the accompanying prospectus or to reflect the occurrence of unanticipated events.

                                    WORLDCOM

         Organized in 1983, WorldCom, Inc., a Georgia corporation, provides a broad range of communications, outsourcing and managed network services to both U.S. and non-U.S. based corporations. We are a global communications company utilizing a facilities-based, on-net strategy throughout the world. The on-net approach allows our customers to send data streams or voice traffic across town, across the U.S., or to any of our facilities-based networks in Europe or Asia, without ever leaving the confines of our network. The on-net approach provides our customers with superior reliability and low operating costs. Prior to September 15, 1998, we were named WorldCom, Inc. From September 15, 1998 through April 30, 2000, we were named MCI WORLDCOM, Inc. Effective May 1, 2000, we changed our name back to WorldCom, Inc.

         We leverage our facilities-based networks to focus on data and the Internet. We provide the building blocks or foundation for the new e-conomy. Whether it is an emerging e-business or a larger, more established company who is embracing an e-business approach, we provide the communications infrastructure to help make them successful. From private networking--frame relay and asynchronous transfer mode--to high capacity Internet and related services, to hosting for complex, high volume mega-sites, to turn-key network management and outsourcing, we provide the broadest range of Internet and traditional, private networking services available from any provider.

         We serve as a holding company for our subsidiaries' operations, which means that we are the ultimate parent for a group of companies, including subsidiaries and other organizations, operating in over 65 countries around the world. Our core business is communications services, which includes voice, data, Internet and international services. During each of the last three years, more than 90% of our operating revenues were derived from communications services. Voice and data includes voice, data and other types of domestic communications services. Internet includes Internet services. International operations provide voice, data, Internet and other similar types of communications services to customers primarily in Europe, the Asia Pacific region and Brazil.

         Our principal executive offices are located at 500 Clinton Center Drive, Clinton, Mississippi 39056, and our telephone number is (601) 460-5600.

                                  SPRINT MERGER

         On October 5, 1999, we announced that we had entered into an Agreement and Plan of Merger dated as of October 4, 1999, which was amended and restated on March 8, 2000, between WorldCom and Sprint Corporation. Under the terms of the Sprint merger agreement, Sprint will merge with and into WorldCom.

         Sprint is a diversified telecommunications company, providing long distance, local and wireless communications services. Sprint's business is organized in two groups: the Sprint PCS group and Sprint FON group. Sprint built and operates the United States' first nationwide all-digital, fiber-optic network and is a leader in advanced data communications services. In 1999 Sprint had $20 billion in annual revenues and served more than 20 million business and residential customers. Additional information regarding Sprint and the Sprint merger agreement is contained in our Current Report on Form 8-K-1 dated April 11, 2000 (filed April 11, 2000), which is incorporated by reference into this prospectus supplement.

         Under the merger agreement with Sprint, each outstanding share of Sprint FON common stock will be exchanged for $76.00 of WorldCom common stock, subject to a collar. In addition, each share of Sprint PCS common stock will be exchanged for one share of a new WorldCom PCS tracking stock and 0.116025 shares of WorldCom common stock. The terms of the WorldCom PCS tracking stock will be virtually identical to the terms of Sprint PCS common stock and will be designed to track the performance of the PCS business of the surviving company in the Sprint merger. Holders of Sprint class A stock will receive an amount of WorldCom common stock and WorldCom PCS tracking stock as if such class A stock had been converted into Sprint FON common stock and Sprint PCS common stock immediately before the Sprint merger. Holders of the other classes or series of Sprint capital stock will receive one share of a class or series of our capital stock with virtually identical terms, which will be established in connection with the Sprint merger, for each share of Sprint capital stock that they own. Sprint has announced that it will redeem for cash each outstanding share of the Sprint first and second series preferred stock on May 25, 2000. The Sprint merger will be accounted for as a purchase and will be tax-free to Sprint stockholders.

         The actual number of shares of WorldCom common stock to be exchanged for each share of Sprint FON common stock will be determined based on the average trading prices of WorldCom common stock prior to the closing, but will not be less than 1.4100 shares (if the average trading price of WorldCom common stock equals or exceeds $53.9007) or more than 1.8342 shares (if the average trading price of WorldCom common stock equals or is less than $41.4350).

         Consummation of the Sprint merger is subject to various conditions set forth in the merger agreement with Sprint, including the adoption of the merger agreement by stockholders of Sprint, the approval of the Sprint merger by shareholders of WorldCom, the approval of the issuance of WorldCom capital stock in the Sprint merger by shareholders of WorldCom, certain U.S. and foreign regulatory approvals and other customary conditions. On April 28, 2000, special meetings of the shareholders of WorldCom and Sprint were held and the merger proposals were adopted and approved. It is anticipated that the Sprint merger will close in the second half of 2000. Additionally, if the Sprint merger is consummated, the integration and consolidation of Sprint would require substantial management and financial resources and involve a number of significant risks, including potential difficulties in assimilating technologies and services of Sprint and in achieving anticipated synergies and cost reductions.

          Sprint's business is organized in two groups: the Sprint FON group and the Sprint PCS group.

SPRINT FON

         LONG DISTANCE. The long distance division is the nation's third-largest long distance phone company. It operates a nationwide, all-digital long distance communications network that uses fiber-optic and electronic technology. The division primarily provides domestic and international voice, video and data communications services.

          LOCAL DIVISION. The local division consists of regulated local phone companies serving more than 8 million access lines in 18 states. It provides local phone services, access for phone customers and other carriers to its local network, sales of telecommunications equipment, and long distance services within certain regional calling areas.

          PRODUCT DISTRIBUTION AND DIRECTORY PUBLISHING BUSINESSES. The product distribution business provides wholesale distribution services of telecommunications products. The directory publishing business publishes and markets white and yellow page phone directories.

         SPRINT ION(SM). Sprint is developing and deploying new integrated communications services, referred to as Sprint ION. Sprint ION extends Sprint's existing network capabilities to the customer and enables Sprint to provide the network infrastructure to meet customers' demands for advanced services including integrated voice, data, Internet and video. It is also expected to be the foundation for Sprint to provide advanced services in the competitive local service market.

          OTHER VENTURES. The "other ventures" segment includes the cable TV service operations of the broadband fixed wireless companies acquired in 1999.

          This segment also includes the FON Group's investments in: EarthLink, Inc., an Internet service provider; Call-Net, a long distance provider in Canada operating under the Sprint brand name; and certain other telecommunications investments and ventures.

SPRINT PCS

          The PCS Group includes Sprint's domestic wireless PCS operations. It operates the only 100% digital PCS wireless network in the United States with licenses to provide service nationwide using a single frequency and a single technology. At year-end 1999, the PCS Group, together with affiliates, operated PCS systems in over 360 metropolitan markets, including the 50 largest U.S. metropolitan areas. The PCS Group has licenses to serve more than 270 million people in all 50 states, Puerto Rico and the U.S. Virgin Islands. The PCS Group's service, including affiliates, now reaches nearly 190 million people. The PCS Group provides nationwide service through:

          operating its own digital network in major U.S. metropolitan areas,

          affiliating with other companies, mainly in and around smaller U.S. metropolitan areas,

          roaming on other providers' analog cellular networks using dual band/dual-mode handsets, and roaming on other providers' digital PCS networks that use code division multiple access.

RISK FACTORS RELATING TO THE SPRINT MERGER

         PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION CONTAINED AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, INCLUDING THE FOLLOWING FACTORS, IN EVALUATING WORLDCOM AND ITS BUSINESS. IN PARTICULAR, PROSPECTIVE INVESTORS SHOULD NOTE THAT THIS PROSPECTUS SUPPLEMENT, THE PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS CONTAIN OR INCORPORATE BY REFERENCE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT AND THAT ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH STATEMENTS. SEE "CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS" ON PAGE S-3. THE FACTORS LISTED BELOW REPRESENT CERTAIN IMPORTANT FACTORS WORLDCOM BELIEVES COULD CAUSE SUCH RESULTS TO DIFFER. THESE FACTORS ARE NOT INTENDED TO REPRESENT A COMPLETE LIST OF THE GENERAL OR SPECIFIC RISKS THAT MAY AFFECT WORLDCOM. YOU SHOULD RECOGNIZE THAT OTHER RISKS MAY BE SIGNIFICANT, PRESENTLY OR IN THE FUTURE, AND THE RISKS SET FORTH BELOW MAY AFFECT WORLDCOM TO A GREATER EXTENT THAN INDICATED.

     - The failure to successfully integrate WorldCom and Sprint by managing the significant challenges of the integration may result in WorldCom not achieving the anticipated potential benefits of the merger. WorldCom and Sprint will face significant challenges in consolidating functions, integrating their organizations, procedures, operations and product lines in a timely and efficient manner, and retaining key WorldCom and Sprint personnel. The integration of WorldCom and Sprint will be complex and time-consuming. The consolidation of operations will require substantial attention from management. The diversion of management attention and any difficulties encountered in the transition and integration process could have a material adverse effect on the revenues, level of expenses and operating results of WorldCom.

     - The merger is subject to the receipt of consents and approvals from various government entities, which may jeopardize or delay completion of the merger or reduce the anticipated benefits of the merger. Completion of the merger is conditioned upon filings with, and the receipt of required consents, orders, approvals or clearances from various governmental agencies, both foreign and domestic, including the Federal Trade Commission, the Antitrust Division, European antitrust authorities, the Federal Communications Commission and state public utility or service commissions. These consents, orders, approvals and clearances may impose conditions on or require divestitures relating to the divisions, operations or assets of WorldCom or Sprint. Such conditions or divestitures may jeopardize or delay completion of the merger or may reduce the anticipated benefits of the merger.
          The merger agreement provides that neither WorldCom nor Sprint is required to agree to any such condition or divestiture that individually or in the aggregate would reasonably be expected to materially impair WorldCom's or Sprint's ability to achieve the overall benefits expected to be realized from the completion of the merger.

         Additional risks relating to the pending Sprint merger agreement are contained in our Current Report on Form 8-K-1 dated April 11, 2000 (filed April 11, 2000), which is incorporated by reference into this prospectus supplement.

                                 USE OF PROCEEDS

     The net proceeds of the offering are estimated to be $59,910,000. WorldCom intends to use the net proceeds of the offering for general corporate purposes. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to reduce short-term indebtedness under our commercial paper program, which was issued for general corporate purposes. Following repayment of such commercial paper, we expect to incur additional indebtedness under our commercial paper program or otherwise in the ordinary course of business, in connection with the Sprint merger or otherwise. As of June 1, 2000, our commercial paper had a weighted average interest rate of approximately 6.39% and a weighted average maturity of approximately 53 days.

                       RATIO OF EARNINGS TO FIXED CHARGES

          The following table sets forth the ratio of our earnings to our fixed charges for each of the five years ended December 31, 1999, and for the thee months ended March 31, 1999 and 2000. We base these ratios on our historical consolidated financial statements.

          For current information on the ratio or earnings to fixed charges, see the documents referred to under "Where You Can Find More Information" on page S-13.


                                       Historical
                                       -----------------------------------------------------------------------------
                                                                                             Three Months Ended
                                        Year Ended December 31,                              March 31,
                                        ----------------------------------------------------------------------------
                                         1995       1996       1997       1998       1999      1999        2000
                                         ----       ----       ----       ----       ----      ----        ----
Ratio of Earnings to Fixed Charges       2.28:1       --       1.84:1       --       5.75:1    3.96:1      7.01:1
Deficiency of Earnings to Fixed Charges
(in millions)                              --       $(2,288)     --       $(1,834)     --        --          --



Note to Computation of Ratio of Earnings to Fixed Charges
(1) For the purpose of computing the ratio of earnings to fixed charges, earnings consist of pretax income (loss) from continuing operations, excluding minority interests in losses of consolidated subsidiaries, and fixed charges consist of pretax interest (including capitalized interest) on all indebtedness, amortization of debt discount and expense, and that portion of rental expense which we believe to be representative of interest. For the historical year ended December 31, 1996 and 1998, earnings were inadequate to cover fixed charges by the amounts shown.

                            DESCRIPTION OF THE NOTES

          The following description of the particular terms of the notes offered hereby supplements the description of the general terms and provisions of the debt securities set forth under "Description of Debt Securities" in the accompanying prospectus. This description replaces the description of the notes in the accompanying prospectus, to the extent of any inconsistency. Terms used in this prospectus supplement that are otherwise not defined will have the meanings given to them in the accompanying prospectus.

          The floating rate notes due 2002 are a series of debt securities described in the accompanying prospectus, which will be senior debt securities, will initially be limited to $60 million aggregate principal amount and will mature on June 11, 2002. The accompanying prospectus contains a detailed summary of additional provisions of the floating rate notes and of the indenture dated as of May 15, 2000 between WorldCom and Chase Manhattan Trust Company, National Association, as trustee, under which the floating rate notes will be issued.

          The floating rate notes will bear interest at a floating rate of interest from June 12, 2000, payable quarterly in arrears on the 11th day of March, June, September and December of each year, commencing September 11, 2000, to the persons in whose names the floating rate notes are registered at the close of business on the preceding 28th day of February, May, August or November, each a record date, as the case may be. Principal of and interest on the floating rate notes will be payable, and the floating rate notes may be presented for repayment, at the office or agency of WorldCom maintained for such purposes in New York, New York.

         The floating rate notes will not be subject to any sinking fund.

 RATE OF INTEREST

          The rate of interest payable from time to time in respect of the floating rate notes, which we refer to as the "Rate of Interest," will be a floating rate subject to adjustment on a quarterly basis and determined by reference to LIBOR for three-month U.S. dollar deposits, determined as described below, plus a spread of 0.16% per annum. All percentages resulting from any calculation on the floating rate notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one millionths of a percentage point rounded upwards. For example, 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655), and all dollar amounts used in or resulting from such calculation on the floating rate notes will be rounded to the nearest cent, with one-half cent being rounded upward.

          (1) At approximately 11:00 a.m. (London time) on the second day on which commercial banks are open for business, including dealings in deposits in U.S. dollars in London (or, for purposes of paragraph (3)(B) below, New York), prior to the commencement of the Interest Period (defined below) for which such rate will apply (each such day an "Interest Determination Date"), Chase Manhattan Trust Company, National Association, as the calculation agent or its successors in this capacity, which we refer to as the "Calculation Agent," will calculate the rate of interest, which we refer to as "Rate of Interest", for such Interest Period as, subject to the provisions described below, the rate per annum equal to 0.16% above the rate appearing on the Dow Jones Telerate Page 3750 (or such other page as may replace that page on the Dow Jones Telerate Service) for three-month U.S. dollar deposits in the London inter-bank market on such Interest Determination Date. "Interest Period" means the period beginning on, and including, June 12, 2000, and ending on, but excluding, the first interest payment date for the floating rate notes and each successive period beginning on, and including, an interest payment date for the floating rate notes and ending on, but excluding, the next succeeding interest payment date for the floating rate notes.

          (2) If on any Interest Determination Date an appropriate rate cannot be determined from the Dow Jones Telerate Service, the Rate of Interest for the next Interest Period shall, subject to the provisions described below, be the rate per annum that the Calculation Agent certifies to be 0.16% per annum above the arithmetic mean of the offered quotations, as communicated to and at the request of the Calculation Agent by not less than two major banks in London selected by the Calculation Agent, which we refer to as the "Reference Banks," which term shall include any successors nominated by the Calculation Agent, to leading banks in London by the principal London offices of the Reference Banks for three-month U.S. dollar deposits in the London inter-bank market as at 11:00 a.m. (London time) on such Interest Determination Date.

          (3) If on any Interest Determination Date fewer than two of such offered rates are available, the Rate of Interest for the next Interest Period shall be whichever is the higher of:

               (A) The Rate of Interest in effect for the last preceding Interest Period to which (1) or (2) above shall have applied; and

               (B) The Reserve Interest Rate. The "Reserve Interest Rate" refers to the rate per annum which the Calculation Agent determines to be 0.16% per annum above either:

     The arithmetic mean of the U.S. dollar offered rates which at least two New York City banks selected by the Calculation Agent are or were quoting, on the relevant Interest Determination Date, for three-month deposits to the Reference Banks or those of them (being at least two in number) to which such quotations are or were, in the opinion of the Calculation Agent, being so made, or

     In the event that the Calculation Agent can determine no such arithmetic mean, the arithmetic mean of the U.S. dollar offered rates which at least two New York City banks selected by the Calculation Agent are or were quoting on such Interest Determination Date to leading European banks for a period of three months;

         PROVIDED, HOWEVER, that if the banks selected as aforesaid by the Calculation Agent are not quoting as mentioned above, the Rate of Interest shall be the Rate of Interest specified in (A) above.

 DETERMINATION OF RATE OF INTEREST AND CALCULATION OF INTEREST AMOUNT

          The Calculation Agent shall, as soon as practicable after 11:00 a.m. (London time) on each Interest Determination Date, determine the Rate of Interest and calculate the amount of interest payable in respect of the following Interest Period, which we refer to as the "Interest Amount". The Interest Amount shall be calculated by applying the Rate of Interest to the principal amount of each floating rate note outstanding at the commencement of the Interest Period, multiplying each such amount by the actual number of days in the Interest Period concerned (which actual number of days shall include the first day but exclude the last day of such Interest Period) divided by 360 and rounding the resultant figure upwards to the nearest cent. The determination of the Rate of Interest and the Interest Amount by the Calculation Agent shall, in the absence of willful default, bad faith or manifest error, be final and binding on all parties. In no event will the rate of interest on the floating rate notes be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

 CALCULATION AGENT

          WorldCom shall provide that, so long as any of the floating rate notes remain outstanding, there shall at all times be a Calculation Agent for the purpose of such notes. In the event of the Calculation Agent being unable or unwilling to continue to act as the Calculation Agent or in the case of the

Calculation Agent failing duly to establish the Rate of Interest for any Interest Period, WorldCom shall appoint another leading bank engaged in the London inter-bank market to act as such in its place. The Calculation Agent may not resign its duties without a successor having been appointed as aforesaid.

 CERTIFICATES TO BE FINAL

          All certificates, communications, opinions, determinations, calculations, quotations and decisions given, expressed, made or obtained for the purposes of the provisions relating to the payment and calculation of interest on the floating rate notes, whether by the Reference Banks, or any of them, or the Calculation Agent, shall, in the absence of willful default, bad faith or manifest error, be binding on WorldCom, the Calculation Agent and all of the noteholders and no liability shall, in the absence of willful default, bad faith or manifest error, attach to the Calculation Agent in connection with the exercise or non-exercise by it of its powers, duties and discretions.

GENERAL

         If any interest payment date falls on a day that is not a business day, the interest payment will be postponed to the next day that is a business day, and no interest on such payment will accrue for the period from and after such interest payment date. If the maturity date of the notes falls on a day that is not a business day, the payment of interest and principal may be made on the next succeeding business day, and no interest on such payment will accrue for the period from and after the maturity date. As used in this prospectus supplement, "business day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York or in the place of presentation.

          The notes will be in fully registered form, without coupons, in denominations of $1,000 or any multiple thereof.

          The notes, the indenture and the underwriting agreement are governed by, and will be construed in accordance with, the laws of the State of New York, United States of America, applicable to agreements made and to be performed wholly within such jurisdiction.

          In some circumstances, we may elect to discharge our obligations on the notes through defeasance or covenant defeasance. See "Description of Debt Securities--Defeasance; Satisfaction and Discharge" on page 15 in the accompanying prospectus for more information about how we may do this.

          We may, without the consent of the holders of notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the applicable notes. Any additional notes having such similar terms, together with the applicable notes, will constitute a single series of notes under the indenture. No additional notes may be issued if an event of default has occurred with respect to the applicable series of notes.

RANKING

          The notes will be senior unsecured obligations of ours and will rank PARI PASSU, or equally and ratably, with all other senior unsecured and unsubordinated indebtedness of ours from time to time outstanding.

          The notes will be effectively subordinated to any secured indebtedness of ours to the extent of the value of the assets securing such indebtedness. The indenture permits us and our Restricted Subsidiaries to incur or permit to be outstanding secured indebtedness in an aggregate amount not exceeding 10% of our total assets, including those of our subsidiaries, in addition to Permitted Liens, all as described under "Description of Debt Securities--Certain Restrictions--Limitation on Liens" beginning on page 11 in the accompanying prospectus. Our assets consist principally of the stock of and advances to our subsidiaries. Almost all of the operating assets of WorldCom and our consolidated subsidiaries are owned by such subsidiaries, and we rely primarily on interest and dividends from our subsidiaries to meet our obligations for payment of principal and interest on our outstanding debt obligations and corporate expenses. The notes will be structurally subordinated to all obligations, including trade payables, of our subsidiaries, to the extent of the assets of such subsidiaries available to satisfy such obligations.

          Upon consummation of the Sprint merger, Sprint would be merged into WorldCom, and the notes would be structurally subordinated to all obligations of Sprint's subsidiaries. See unaudited pro forma condensed combined financial statements of WorldCom, the unaudited financial statements of Sprint for the quarter ended March 31, 2000 and the related Management's Discussion and Analysis of Financial Condition and Results of Operations appearing in WorldCom's Current Report on Form 8-K dated May 16, 2000 (filed on May 16,
2000), and the financial statements of Sprint for the year ended December 31, 2000 and the related Management's Discussion and Analysis of Financial Condition and Results of Operations appearing in WorldCom's Current Report on Form 8-K-2 dated April 11, 2000 (filed on April 11, 2000), which are incorporated by reference herein.

BOOK-ENTRY, DELIVERY AND FORM

          The notes will be issued in the form of one or more fully registered global notes, which we refer to as the "Global Notes," which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, which we refer to as the "Depositary" or "DTC," and registered in the name of Cede & Co., the Depositary's nominee. Unless and until certificated notes are issued under the limited circumstances described in the accompanying prospectus under "Book Entry Debt Securities," no beneficial owner of a note shall be entitled to receive a definitive certificate representing a note. So long as the successor Depository or its nominee is the registered holder of the Global Notes, the Depository, or such nominee, as the case may be, will be considered to be the sole owner or holder of the applicable notes for all purposes of the indenture. Investors' interests in the Global Notes will be represented through financial institutions acting on their behalf as direct and indirect participants in the Depository. Such participants may include Euroclear, which is operated by the Brussells, Belgium office of Morgan Guaranty Trust Company of New York, or Clearstream Banking, societe anonyme.

          A further description of the Depository's procedures with respect to the Global Securities representing the notes is set forth in the accompanying prospectus under "Book-Entry Debt Securities" beginning on page 18.

SAME-DAY SETTLEMENT AND PAYMENT

          Settlement for the notes will be made by the underwriter in immediately available funds. So long as the notes are represented by the Global Notes, all payments of principal and interest will be made by WorldCom in immediately available funds.

          The notes will trade in DTC's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

                                  UNDERWRITING

          Subject to the terms and conditions set forth in the underwriting agreement dated as of the date of this prospectus supplement, Salomon Smith Barney Inc. agreed to purchase the notes, and we have agreed to sell the notes to Salomon Smith Barney Inc.

          Salomon Smith Barney Inc. is the sole manager for our offering of notes.

          The underwriting agreement provides that the obligations of the underwriter to purchase the notes included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriter is obligated to purchase all the notes if it purchases any of the notes.

          WorldCom has been advised by the underwriter that it propose initially to offer some of the notes to the public at the public offering prices set forth on the cover page of this prospectus supplement and some of the notes to certain dealers at the public offering price less concessions not in excess of .075% of the principal amount of the notes. After the initial public offering, the public offering prices and such concessions may be changed.

          In connection with the offering, the underwriter may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriter in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

          The underwriter may also impose a penalty bid. Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when it, in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

          Any of these activities may cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

          We estimate that our total allocable expenses of this offering, excluding underwriting discounts, will be approximately $30,000.

          The underwriter and its affiliates have performed certain investment banking and advisory and general financing and banking services for us from time to time for which it has received customary fees and expenses. The underwriter and its affiliates may, from time to time, be customers of, engage in transactions with and perform services for us in the ordinary course of their business. The underwriter has acted as financial advisor to WorldCom in connection with the Sprint merger, for which it has received certain fees and for which it expects to receive additional fees upon the closing of the Sprint merger.

         We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriter may be required to make in respect of any of those liabilities.

         The notes are a new issue of securities with no established trading market. No assurance can be given as to the liquidity of, or the trading markets for, the notes. We have been advised by the underwriter for the notes that they intend to make a market in the notes, but they are not obligated to do so and may discontinue such market-making at any time without notice.

         It is expected that delivery of the notes will be made against payment therefor on or about June 12, 2000, which is the eighth business day following the date of this prospectus supplement (such settlement cycle being referred to in this prospectus supplement as "T+8"). The ability to settle secondary market trades of the notes effected on the date of pricing and the succeeding business day may be affected by T+8.

                       WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC, in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and Suite 1400, Citicorp Center, 500 W. Madison Street, Chicago, Illinois 60661-2511. You can also obtain copies of these materials from the public reference section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a web site that contains reports, proxy and information statements and other information filed with the SEC (http://www.sec.gov).

          We have filed a registration statement and related exhibits with the SEC under the Securities Act of 1933 (the "Securities Act"). This prospectus is a part of that registration statement. The registration statement contains additional information about us and the debt securities. You may inspect the registration statement and exhibits without charge at the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates. The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we filed with the SEC under File No. 000-11258:

     -    Our Annual Report on Form 10-K for the year ended December 31, 1999.

     -    Our Quarterly Report on Form 10-Q for the quarter ended March 31,
          2000.

     - Our Current Reports on Form 8-K dated October 4, 1999 (filed October 6, 1999), Form 8-K dated October 5, 1999 (filed October 15, 1999), Form 8-K-1 dated April 11, 2000 (filed April 11, 2000), Form 8-K-2 dated April 11, 2000 (filed April 11, 2000), Form 8-K dated May 16, 2000 (filed May 16, 2000) and Form 8-K dated May 19, 2000 (filed May 22, 2000).

     - All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before we stop offering the debt securities (other than those portions of such documents described in paragraphs (i), (k), and (l) of Item 402 of Regulation S-K promulgated by the SEC).

     You may receive a copy of any of these filings (except exhibits, unless the exhibits are specifically incorporated), at no cost, by writing or telephoning:

                                 WorldCom, Inc.
                            500 Clinton Center Drive
                           Clinton, Mississippi 39056
                       Telephone Number (601) 460-5600 or
                                 (877) 624-9266
                    Attention: Investor Relations Department

         You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with different information.

                                  LEGAL MATTERS

         The legality of the notes offered by this prospectus will be passed upon for WorldCom by P. Bruce Borghardt, Esq., General Counsel--Corporate Development of WorldCom. Mr. Borghardt is paid a salary by WorldCom, is a participant in various employee benefit plans offered by WorldCom to employees of WorldCom generally and owns and has options to purchase shares of WorldCom common stock. Bryan Cave LLP, St. Louis, Missouri, is also representing us in connection with some of the aspects of the notes.

PROSPECTUS


                                     [LOGO]


                                 DEBT SECURITIES

     This prospectus describes debt securities which we may issue and sell at various times:

     o The debt securities may be debentures, notes or other unsecured evidences of indebtedness of WorldCom.

     o    We may issue them in one or several series.

     o The total principal amount of the debt securities we will issue under this prospectus will be not more than U.S. $15 billion (or the equivalent amount in other currencies).

     o The terms of each series of debt securities (interest rates, maturity, redemption provisions and other terms) will be determined at the time of sale, and will be specified in a prospectus supplement which will be delivered together with this prospectus at the time of the sale.

     We may sell debt securities to or through underwriters, dealers or agents. We may also sell debt securities directly to investors. More information about the way we will distribute the debt securities is under the heading "Plan of Distribution." Information about the underwriters or agents who will participate in any particular sale of debt securities will be in the prospectus supplement relating to that series of debt securities.

                     -------------------------------------


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      The date of this prospectus is May 12, 2000.

     We have not authorized anyone to give any information or to make any representations concerning the offering of the debt securities except that which is in this prospectus or in the prospectus supplement which is delivered with this prospectus, or which is referred to under "Where You Can Find More Information." If anyone gives you any other information or makes any other representations, you should not rely on them. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the debt securities which are referred to in the prospectus supplement. This prospectus is not an offer to sell or a solicitation of an offer to buy such debt securities in any circumstances in which such offer or solicitation is unlawful. You should not interpret the delivery of this prospectus, or any sale of debt securities, as an indication that there has been no change in our affairs since the date of this prospectus. You should also be aware that information in this prospectus may change after this date.

                                TABLE OF CONTENTS

  About This Prospectus........................3    Ratio Of Earnings To Fixed Charges...........7
  Where You Can Find More Information..........3    Description Of Debt Securities...............8
  Cautionary Statement Regarding Forward-           Plan Of Distribution........................17
   Looking Statements..........................4    Book-Entry Debt Securities..................19
  WorldCom.....................................6    Certain United States Federal Income Tax
  Recent Developments..........................6     Documentation Requirements For Non-U.S.
  Use Of Proceeds..............................7     Holders....................................21
                                                    Lawyers.....................................21
                                                    Experts.....................................21

                              ABOUT THIS PROSPECTUS

     You should rely only on the information contained in or incorporated by reference into this prospectus. This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the "SEC," utilizing a "shelf" registration process. Under this process, we may sell any combination of the debt securities described in this prospectus in one or more offerings up to a total dollar amount of U.S. $15,000,000,000 or the equivalent in other currencies. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the next heading "Where You Can Find More Information."

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC, in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and Suite 1400, Citicorp Center, 500 W. Madison Street, Chicago, Illinois 60661-2511. You can also obtain copies of these materials from the public reference section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a web site that contains reports, proxy and information statements and other information filed with the SEC (http://www.sec.gov).

     We have filed a registration statement and related exhibits with the SEC under the Securities Act of 1933 (the "Securities Act"). This prospectus is a part of that registration statement. The registration statement contains additional information about us and the debt securities. You may inspect the registration statement and exhibits without charge at the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates. The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we filed with the SEC under File No. 000-11258:

     o    Our Annual Report on Form 10-K for the year ended December 31, 1999.

     o Our Current Reports on Form 8-K dated October 4, 1999 (filed October 6, 1999), Form 8-K dated October 5, 1999 (filed October 15, 1999), Form 8-K-1 dated April 11, 2000 (filed April 11, 2000) and Form 8-K-2 dated April 11, 2000 (filed April 11, 2000).

     o All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before we stop offering the debt securities (other than those portions of such documents described in paragraphs (i), (k), and (l) of Item 402 of Regulation S-K promulgated by the SEC).

     You may receive a copy of any of these filings (except exhibits, unless the exhibits are specifically incorporated), at no cost, by writing or telephoning:

                                 WorldCom, Inc.
                            500 Clinton Center Drive
                           Clinton, Mississippi 39056
                       Telephone Number (601) 460-5600 or
                                 (877) 624-9266
                    Attention: Investor Relations Department

     You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with different information.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     The following statements are or may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:

     o any statements contained or incorporated herein regarding possible or assumed future results of operations of WorldCom's business, anticipated cost savings or other synergies, the markets for WorldCom's services and products, anticipated capital expenditures, the outcome of Euro conversion efforts, regulatory developments or competition;

     o any statements preceded by, followed by or that include the words "intends," "estimates," "believes," "expects," "anticipates," "should," "could," or similar expressions; and

     o other statements contained or incorporated by reference herein regarding matters that are not historical facts.

     Such statements are subject to risks and uncertainties. You should understand that certain important factors, in addition to the factors discussed in the documents we incorporate by reference in this prospectus, could affect our future results and could cause those results to differ materially from those expressed in our forward-looking statements. You should not place undue reliance on any of our forward-looking statements, which speak only as of the date thereof. The important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, without limitation:

     o whether the Sprint merger is completed and the ability to integrate the operations of WorldCom and Sprint, including their respective products and services;

     o the effects of vigorous competition in the markets in which we operate;

     o the impact of technological change on our business, new entrants and alternative technologies, and dependence on availability of transmission facilities;

     o    risks of international business;

     o regulatory risks, including the impact of the Telecommunications Act of 1996;

     o    contingent liabilities;

     o    the impact of competitive services and pricing;

     o    risks associated with the Euro conversion efforts;

     o risks associated with debt service requirements and interest rate fluctuations;

     o    our degree of financial leverage, and

     o    other risks referenced from time to time in our filings with the SEC.

     Our independent public accountants have not examined or compiled the forward-looking statements referred to above or any forecasts or other projections incorporated by reference herein and, accordingly, they do not provide any assurance with respect to such statements.

     The cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by WorldCom or persons acting on its behalf. WorldCom does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                    WORLDCOM

     Organized in 1983, WorldCom, Inc., a Georgia corporation, provides a broad range of communications, outsourcing, and managed network services to both U.S. and non-U.S. based corporations. We are a global communications company utilizing a facilities-based, on-net strategy throughout the world. The on-net approach allows our customers to send data streams or voice traffic across town, across the U.S., or to any of our facilities-based networks in Europe or Asia, without ever leaving the confines of our network. The on-net approach provides our customers with superior reliability and low operating costs. Prior to September 15, 1998, we were named WorldCom, Inc. From September 15, 1998 through April 30, 2000, we were named MCI WORLDCOM, Inc. Effective May 1, 2000, we changed our name back to WorldCom, Inc.

     We leverage our facilities-based networks to focus on data and the Internet. We provide the building blocks or foundation for the new e-conomy. Whether it is an emerging e-business or a larger, more established company who is embracing an e-business approach, we provide the communications infrastructure to help make them successful. From private networking - frame relay and asynchronous transfer mode ("ATM") - to high capacity Internet and related services, to hosting for complex, high volume mega-sites, to turn-key network management and outsourcing, we provide the broadest range of Internet and traditional, private networking services available from any provider.

     Our core business is communications services, which includes voice, data, Internet and international services. During each of the last three years, more than 90% of our operating revenues were derived from communications services.

     We serve as a holding company for our subsidiaries' operations. Our principal executive offices are located at 500 Clinton Center Drive, Clinton, Mississippi 39056, and our telephone number is (601) 460-5600.

                               RECENT DEVELOPMENTS

     On October 5, 1999, we announced that we had entered into an Agreement and Plan of Merger dated as of October 4, 1999, which was amended and restated on March 8, 2000, between WorldCom and Sprint Corporation. Under the terms of the Sprint merger agreement, Sprint will merge with and into WorldCom.

     Sprint is a diversified telecommunications company, providing long distance, local and wireless communications services. Sprint's business is organized in two groups: the Sprint PCS group and Sprint FON group. Sprint built and operates the United States' first nationwide all-digital, fiber-optic network and is a leader in advanced data communications services. In 1999 Sprint had $20 billion in annual revenues and serves more than 20 million business and residential customers. Additional information regarding Sprint and the Sprint merger agreement is contained in our Current Reports on Form 8-K-1 dated April 11, 2000 (filed April 11, 2000) and Form 8-K-2 dated April 11, 2000 (filed April 11, 2000), which is incorporated by reference herein.

     Under the merger agreement with Sprint, each outstanding share of Sprint FON common stock will be exchanged for $76.00 of WorldCom common stock, subject to a collar. In addition, each share of Sprint PCS common stock will be exchanged for one share of a new WorldCom PCS tracking stock and 0.116025 shares of WorldCom common stock. The terms of the WorldCom PCS tracking stock will be virtually identical to the terms of Sprint's PCS common stock and will be designed to track the performance of the PCS business of the surviving company in the Sprint merger. Holders of Sprint class A stock will receive that amount of WorldCom common stock and WorldCom PCS tracking stock as if such class A stock had been converted into Sprint FON common stock and Sprint PCS common stock immediately before the Sprint merger. Holders of the other classes or series of Sprint capital stock will receive one share of a class or series of our capital stock with virtually identical terms, which will be established in connection with the Sprint merger, for each share of Sprint capital stock that they own. Sprint has announced that it will redeem for cash each outstanding share of the Sprint first and second series preferred stock on May 25, 2000. The Sprint merger will be accounted for as a purchase and will be tax-free to Sprint stockholders.

     The actual number of shares of WorldCom common stock to be exchanged for each share of Sprint FON common stock will be determined based on the average trading prices of WorldCom common stock prior to the closing, but will not be less than 1.4100 shares (if WorldCom's average stock price equals or exceeds $53.9007) or more than 1.8342 shares (if WorldCom's average stock price equals or is less than $41.4350).

     Consummation of the Sprint merger is subject to various conditions set forth in the merger agreement with Sprint, including the adoption of the merger agreement by stockholders of Sprint, the approval of the Sprint merger by shareholders of WorldCom, the approval of the issuance of WorldCom capital stock in the Sprint merger by shareholders of WorldCom, certain U.S. and foreign regulatory approvals and other customary conditions. On April 28, 2000, special meetings of the shareholders of WorldCom and Sprint were held and the merger proposals were adopted and approved. It is anticipated that the Sprint merger will close in the second half of 2000. Additionally, if the Sprint merger is consummated, the integration and consolidation of Sprint would require substantial management and financial resources and involve a number of significant risks, including potential difficulties in assimilating technologies and services of Sprint and in achieving anticipated synergies and cost reductions.

                                 USE OF PROCEEDS

     Unless we indicate otherwise in the prospectus supplement which accompanies this prospectus, we will use the net proceeds from the sale of the debt securities for general corporate purposes. These may include, but are not limited to, the repayment of indebtedness, acquisitions, additions to working capital, and capital expenditures. Pending such use, the proceeds may be invested temporarily in short-term marketable securities. The prospectus supplement relating to the an offering will contain a more detailed description of the use of proceeds of any specific offering of securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of our earnings to our fixed charges for each of the five years ended December 31, 1999. We base these ratios on our historical consolidated financial statements.

     For current information on the ratio or earnings to fixed charges, see "Where You Can Find More Information" on page 3.


                                                                        Historical
                                           -----------    ----------------------------------------   ------
                                                                    Year Ended December 31,
                                           ---------------------------------------------------------------

                                                       1995        1996        1997         1998        1999
                                                       ----        ----        ----         ----        ----
Ratio of Earnings to Fixed Charges ....               2.28:1        --        1.84:1         --        5.75:1
Deficiency   of  Earnings  to  Fixed  Charges  (in
  millions) ...........................                 --        $(2,288)      --        $(1,834)       --


NOTE TO COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(1) For the purpose of computing the ratio of earnings to fixed charges, earnings consist of pretax income (loss) from continuing operations, excluding minority interests in losses of consolidated subsidiaries, and fixed charges consist of pretax interest (including capitalized interest) on all indebtedness, amortization of debt discount and expense, and that portion of rental expense which we believe to be representative of interest. For the historical year ended December 31, 1996 and 1998, earnings were inadequate to cover fixed charges by the amounts shown.

                         DESCRIPTION OF DEBT SECURITIES

     This section describes some of the general terms of the debt securities. The prospectus supplement describes some of the particular terms of the debt securities we are offering. The prospectus supplement also indicates the extent, if any, to which some of such general provisions may not apply to the debt securities being offered.

     We may offer under this prospectus up to $15,000,000,000 aggregate principal amount of debt securities, or if debt securities are issued at a discount, or in a foreign currency or composite currency, such principal amount as may be sold for an initial public offering price of up to $15,000,000,000 or its equivalent in other currencies. Unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness.

THE INDENTURE

     We will issue the debt securities under an indenture between us and Chase Manhattan Trust Company, National Association, which is serving as trustee. The indenture is an exhibit to the registration statement. We are summarizing some of the important provisions of the debt securities and the indenture. This is not a complete description of the important terms. You should read to the specific terms of the indenture for a complete statement of the terms of the indenture and the debt securities. When we use capitalized terms which we do not define here, those terms have the meanings given in the indenture. When we use references to sections, we mean sections in the indenture. When we refer to those terms or use those references, we are incorporating those terms or sections by reference in this prospectus.

GENERAL

     The indenture does not limit the amount of debt securities that we may issue under the indenture, nor does it limit other debt that we may issue. We may issue the debt securities at various times in different series, each of which may have different terms.

     We will establish the terms of each series of debt securities through a resolution of our board of directors, or under authority granted by our board, or under a supplement to the indenture. Unless a prospectus supplement relating to a particular series of debt securities provides otherwise, the indenture and the terms of the debt securities will not contain any covenants designed to afford holders of any debt securities protection in a highly leveraged or other transaction involving us, whether or not resulting in a change of control, that may adversely affect holders of the debt securities.

     The prospectus supplement relating to the particular series of debt securities we are offering includes the following information concerning those debt securities:

     o    The title of the debt securities.

     o Any limit on the aggregate amount of the debt securities that we may offer.

     o The price at which we are offering the debt securities. We will usually express the price as a percentage of the principal amount.

     o The maturity date or dates, or the method for determining the maturity date or dates of the debt securities.

     o The interest rate or rates per annum on the debt securities. We may specify a fixed rate or a variable rate, or we may specify a method for determining such rate or rates, or we may offer debt securities that do not bear interest but that are sold at a substantial discount from the amount payable at maturity.

     o The date or dates from which interest on the debt securities will accrue.

     o The date or dates on which we will pay interest and the regular record dates for determining who is entitled to receive the interest. Unless we otherwise specify in the prospectus supplement, we will calculate interest on the basis of a year of 360 days of twelve 30-day months.

     o Where we will make payments on the debt securities and where you may transfer or exchange debt securities.

     o If applicable, the date or dates on which or after which, and the prices at which, we have the option or obligation to redeem the debt securities or you have the option to require us to redeem the debt securities and any detailed terms and provisions of those repurchase or redemption provisions, including any sinking fund or similar provisions.

     o The currency or currencies in which we will make payments on the debt securities. Payments on the debt securities may be in two or more currencies or in currency units or composite currencies.

     o Whether payments on the debt securities will be determined from an index, formula or other method (which may be, but need not be, based on one or more currencies, currency units or composite currencies).

     o The name of any security registrar or paying agent or other agents for the debt securities, if the trustee will not be performing such functions.

     o The amount that we would be required to pay if the maturity of the debt securities is accelerated, if that amount is other than the principal amount.

     o Any special rights that the holders of the debt securities may have if specified events occur.

     o If applicable, any limitations on our rights to defease our obligations under the debt securities by depositing cash or securities.

     o Any additional or modified covenants or other material terms relating to the debt securities, or any provisions of the indenture that will not apply to the debt securities.

     o Any additional or changes in the events of default that will apply to the debt securities, or any events of default which will not apply to the debt securities. (Section 301).

     None of our stockholders, employees, officers, directors or incorporators, past, present or future, will have any personal liability in respect of our obligations of under the indenture or the debt securities on account of such status. (Section 113).

ORIGINAL ISSUE DISCOUNT SECURITIES

     If debt securities are original issue discount securities, we will offer and sell them at a substantial discount below their stated principal amount. We will describe Federal income tax consequences and other special considerations applicable to any such original issue discount securities in the prospectus supplement. "Original issue discount security" means any security which provides that less than the full principal amount will be due if the maturity is accelerated or if the security is redeemed before its maturity.

FOREIGN CURRENCIES

     If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

FORM AND DENOMINATIONS

     Unless we otherwise indicate in the prospectus supplement, the debt securities will be in fully registered form, without coupons, in denominations of $1,000 or any multiple thereof. (Section 302).

TRANSFER AND EXCHANGE

     Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as depositary, or a nominee (we will refer to any debt security represented by a global debt security as a "book-entry debt security"), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a "certificated debt security") as set forth in the applicable prospectus supplement. Except as set forth under the heading "Book-Entry Debt Securities" below, book-entry debt securities will not be issuable in certificated form.

     In the case of certificated debt securities, you may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

     You may effect the transfer of certificated debt securities and the right to receive the principal of, premium, if any, and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder. (Section 305).

PRIORITY OF THE DEBT SECURITIES

     The debt securities will be our senior unsecured obligations and will rank PARI PASSU (i.e., equally and ratably) with all of our other senior unsecured and unsubordinated indebtedness.

     The debt securities will be effectively subordinated to any of our secured indebtedness to the extent of the value of the assets securing that indebtedness. The indenture permits us and our Restricted Subsidiaries (defined below) to incur or permit to be outstanding secured indebtedness up to 10% of the total assets of WorldCom and our subsidiaries, in addition to permitted liens which are described below under "Certain Restrictions--Limitation on Liens." Our assets consist principally of the stock of and advances to our subsidiaries. Almost all of our operating assets are owned by our subsidiaries and we rely primarily on interest and dividends from our subsidiaries to meet our obligations to make payments on our debt and to pay our other expenses. The debt securities will be "structurally subordinated" to all obligations, including trade payables, of our subsidiaries, which means that, in case of insolvency or bankruptcy, the claims of the direct creditors of our subsidiaries would have to be satisfied before any funds would be available to the holders of the debt securities as creditors of WorldCom only. The indenture does not restrict our subsidiaries from incurring unsecured indebtedness.

     A "subsidiary" is an entity of which we own a majority of the outstanding voting securities having voting power for the election of directors (or their equivalent). Corporations owned by our subsidiaries are also considered to be our subsidiaries.

     A "Restricted Subsidiary" is any of our subsidiaries (1) which has substantially all of its property in the United States (other than its territories and possessions) and (2) in which the total of our securities of, loans and advances to and other investments in, such subsidiary exceeded 10% of our Consolidated Net Tangible Assets (as defined below) at the end of the quarter preceding the date of this determination, except that:

     o a subsidiary we acquire after the date of the indenture will not be a Restricted Subsidiary unless our Board of Directors designates it as such or unless it is treated similarly under our $10.75 billion bank credit facilities or another agreement we enter into for borrowed money;

     o a special purpose "receivables subsidiary," which is a wholly-owned subsidiary created specifically to sell, convey, or grant a security interest in or otherwise transfer undivided percentage interests in its receivables, will not be considered a Restricted Subsidiary; and

     o any subsidiary we have designated as unrestricted for purposes of our $10.75 billion bank credit facilities or another agreement we enter into for borrowed money will not be considered a Restricted Subsidiary.

     "Property" means any interest of any person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible (including capital stock in other corporations), but it does not include capital stock that we have issued to others.

     "Capital stock" means shares or other equivalents of corporate stock, partnership interest or any other equity interest, but excludes any debt security convertible or exchangeable into an equity interest.

Our "Consolidated Net Tangible Assets" are our consolidated total assets (with our subsidiaries) as reflected in our most recent balance sheet, less:

     o current liabilities, excluding current maturities of long-term debt and capital lease obligations (which is an indebtedness represented by obligations under a lease that we are required to capitalize for financial reporting purposes); and

     o    goodwill, trademarks, patents and minority interests of others.

CERTAIN RESTRICTIONS

     CONSOLIDATION, MERGER AND SALE OF ASSETS

     We may not consolidate or merge with or sell, lease or convey all or substantially all of our assets to, any other corporation unless (a) the surviving corporation (if it is not WorldCom) is a corporation organized and existing under the laws of the United States or one of the fifty United States and it expressly assumes (pursuant to a supplemental indenture) to pay the principal and any interest on your debt securities and to perform and observe all of the covenants and conditions under the indenture, and (b) immediately after such transactions, there is no default in the performance of any of our covenants or the conditions of the indenture. Upon any such consolidation, merger or sale, the successor corporation will succeed to and be substituted for us under the indenture. (Section 801).

         LIMITATION ON LIENS

   A lien is a preference arrangement on property, such as

     o    a mortgage or deed of trust;

     o    a pledge;

     o    a hypothecation;

     o    an assignment;

     o    a deposit arrangement;

     o    a security interest;

     o    a charge;

     o an easement or zoning restriction that materially impairs usefulness or marketability;

     o    an encumbrance;

     o    a preference;

     o    a priority;

     o    a security agreement;

     o    a capital lease obligation;

     o    a conditional sale;

     o any other agreement that has the same economic effect as any of the above; or

     o any "sale and leaseback transaction," which is an arrangement whereby we, or a Restricted Subsidiary, would sell and then lease back property from the purchaser.

     Under the indenture, we may not, and we may not allow our Restricted Subsidiaries to, allow any lien on any of our property or assets (which includes capital stock), unless the lien secures your debt securities equally and ratably with, or prior to, any other indebtedness secured by such lien, subject to certain exceptions described below. (Section 1004). The indenture excepts from this limitation secured debt which we or our Restricted Subsidiaries may issue, assume, guarantee or permit to exist up to 10% of the value of our total assets as shown on our most recent balance sheet at the time. This restriction will not apply to:

     o    liens existing at the date of the indenture;

     o liens on property that exist when we acquire the property and liens that secure payment of the purchase price of the property;

     o liens that secure debt which a Restricted Subsidiary owes to us or to another Restricted Subsidiary;

     o liens on property, shares of stock or indebtedness of any entity that exists when (a) it becomes a Restricted Subsidiary, (b) is merged into or consolidated with us or a Restricted Subsidiary, or (c) we or a Restricted Subsidiary acquires all or substantially all of the assets of the entity, provided that no such lien extends to any other property of us or a Restricted Subsidiary;

     o liens on property to secure debt incurred for development or improvement of the property;

     o liens securing (a) nondelinquent performance of bids or contracts (other than for borrowed money, obtaining of advances or credit or the securing of debt), (b) contingent obligations on surety and appeal bonds and (c) other similar nondelinquent obligations, in each case incurred in the ordinary course of business;

     o liens securing capital lease obligations, provided that (a) any such lien attaches to the property within 270 days after the acquisition thereof and (b) such lien attaches solely to the property so acquired;

     o liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit account or other funds, provided that such deposit account is not a dedicated cash collateral account and is not subject to restrictions against our access in excess of those set forth by regulations promulgated by the Federal Reserve Board and such deposit account is not intended by us to provide collateral to the depository institution;

     o pledges or deposits under worker's compensation laws, unemployment insurance laws or similar legislation;

     o statutory and tax liens for sums not yet due or delinquent or which are being contested or appealed in good faith by appropriate proceedings;

     o liens arising solely by operation of law and in the ordinary course of business, such as mechanics', materialmen's, warehousemen's and carriers' liens and liens of landlords or of mortgages of landlords on fixtures and movable property located on premises leased in the ordinary course of business;

     o liens on personal property (other than shares or debt of Restricted Subsidiaries) securing loans maturing in not more than one year or on accounts receivables in connection with a receivables financing program; or

     o extensions, renewals or replacement of any of the liens described above, if limited to all or any part of the same property securing the original lien.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     An event of default in respect of any series of debt securities means:

     o    default for 30 days in payment of any interest installment;

     o default in payment of principal, premium, if any, or sinking fund obligation when due;

     o default, for 90 days after we receive notice as provided in the indenture, in performance of any other covenant or breach of any warranty in the indenture governing such series;

     o certain events of our bankruptcy, insolvency or reorganization or receivership; and

     o any other events which we may specify for such series, which will be indicated in the prospectus supplement for such series.
           (Section 501).

     Within 90 days after a default in respect of any series of debt securities, the trustee must give to the holders of such series notice of all uncured and unwaived defaults by us known to it. However, except in the case of default in payment, the trustee may withhold such notice if it determines that such withholding is in the interest of such holders. (Section 601). The trustee is not deemed to have notice of any default described in the first three bullet points unless specifically notified in writing by WorldCom or the holders of 10% of the aggregate principal of the debt securities then outstanding.(Section
602).

     If an event of default occurs in respect of any outstanding series of debt securities, the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are original issue discount securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all of the debt securities of that series to be due and payable immediately by written notice thereof to us (and to the trustee if given by the holders). However, at any time after such a declaration of acceleration but before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of outstanding debt securities of such series may, subject to certain conditions, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal (or premium, if any) or interest on debt securities of such series have been cured or waived as provided in the indenture. (Section 502).

     The holders of a majority in principal amount of the outstanding debt securities of a series, on behalf of the holders of all debt securities of such series, may waive any past default and its consequences, but may not waive an uncured default in payment or default which cannot be waived without the consent of the holders of all outstanding securities of that series. (Section 513).

     Within 120 days after the close of each fiscal year, we must file with the trustee a statement, signed by specified officers, stating whether or not such officers have knowledge of any default under the indenture and, if so, specifying each such default and the nature and status thereof. (Section 1005).

     Subject to provisions in the indenture relating to its duties in case of default, the trustee is not required to take action at the request of any holders of debt securities, unless such holders have offered to the trustee reasonable security or indemnity. (Section 602).

     Subject to such indemnification requirements and certain limitations in the indenture, if any event of default has occurred, the holders of a majority in principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting proceedings for remedies available to the trustee, or exercising any trust or power conferred on the trustee, in respect of such series. (Section 512).

MODIFICATION OR AMENDMENT OF THE INDENTURE

     We and the trustee may enter into supplemental indentures without the consent of the holders for certain purposes, including:

     o to evidence the succession of another entity to WorldCom and the assumption by such entity of our covenants in the indenture;

     o to add to our covenants for the benefit of all or any series of the debt securities or to surrender any of our rights or powers under the indenture;

     o to add events of default for the benefit of the holders of all or any series of the debt securities, which may provide for a particular period of grace after default or may provide for an immediate enforcement upon such default or may limit the remedies available to the trustee upon such default or may limit the right of the holders to waive such default;

     o to change or eliminate any provisions of the indenture, as long as such change or elimination is effective only when there are no outstanding debt securities of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of the provisions being changed or eliminated;

     o    to provide security for the debt securities;

     o to establish the form or terms of any series of debt securities in accordance with the indenture;

     o to provide for the acceptance and appointment of a successor trustee for any series of debt securities or to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

     o to cure any ambiguity, to correct or supplement any provision of the indenture which may be defective or inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the indenture which are not inconsistent with the provisions of the indenture, as long as the additional provisions do not adversely affect the interests of any holders in any material respects; or

     o to supplement any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of the debt securities in accordance with the indenture, as long as such action does not adversely affect the interests of any holders in any material respect. (Section 901).

     If we receive the consent of the holders of a majority in principal amount of the outstanding debt securities affected, we may enter into supplemental indentures with the trustee that would:

     o    add, change or eliminate provisions in the indenture; or

     o    change the rights of the holders of any series of debt securities.

     However, unless we receive the consent of all of the affected holders, we may not enter into supplemental indentures that would, with respect to the debt securities of such holders:

     o change the maturity of the principal, premium, if any, or any installment of principal or interest;

     o    reduce the principal amount or any premium or additional payments;

     o    reduce the interest rate;

     o reduce any amount payable on redemption or reduce the amount of the principal of an original issue discount security that would be payable on acceleration or provable in bankruptcy, or adversely affect any right of repayment of any holder;

     o    adversely change any right you may have to require repayment;

     o change the place where, or the currency or currencies in which, payments are made;

     o    impair or affect your right to institute suit for payment;

     o reduce the requirement for majority approval of supplemental indentures; or

     o modify any of the provisions of the indenture relating to supplemental indentures or waiver of past defaults with respect to such series, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived with respect to such series without the consent of the holders of each such debt security. (Section 902).

     A supplemental indenture which changes or eliminates any covenant or other provision of the indenture which was included solely for the benefit of one or more series of the debt securities, or which modifies the rights of holders of debt securities of such series with respect to such covenant or other provision, will only require the consent of the holders of at least a majority of the outstanding debt securities of such one or more particular series. It is not necessary for the holders of the debt securities to approve the particular form of any proposed supplemental indenture, but it is sufficient if such holders approve the substance of the proposed supplemental indenture. (Section 902).

DEFEASANCE; SATISFACTION AND DISCHARGE

     LEGAL DEFEASANCE. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or government obligations (which term is described below) that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium, if any, and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

     This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the defeasance had not occurred. (Sections 1402 and 1404).

     DEFEASANCE OF CERTAIN COVENANTS. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

     o we may omit to comply with the covenants described under the heading "Consolidation, Merger and Sale of Assets" and "Limitations on Liens" and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

     o any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of that series, which we refer to as a "covenant defeasance." (Section
          1403).

     The conditions include:

     o depositing with the trustee money and/or Government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium, if any, and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

     o delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred. (Section 1404).

     COVENANT DEFEASANCE AND EVENTS OF DEFAULT. In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money and/or Government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. However, we will remain liable for those payments.

     The term "government obligations" means securities which are (1) direct obligations of the United States or the government which issued the foreign currency in which the debt securities are payable, for the payment of which its full faith and credit is pledged, or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States or the government which issued such foreign currency, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States or such foreign government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and also includes a depository receipt issued by a bank or trust company as custodian with respect to any such Government obligation or a specific payment of interest on or principal of any such Government obligation held by such custodian for the account of the holder of a depository receipt, PROVIDED that, except as required by law, such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government obligation or the specific payment of interest on or principal of the Government obligation evidenced by such depository receipt. (Section 101).

     We may exercise our defeasance option even if we have already exercised our covenant defeasance option.

     There may be additional provisions relating to defeasance which we will describe in the prospectus supplement. (Sections 1401 and 1402).

GOVERNING LAW

     The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York. (Section 111).

TITLE

     WorldCom, the trustee and any agent of us or the trustee may treat the person in whose name a debt security is registered as the absolute owner thereof, whether or not such debt security may be overdue, for the purpose of receiving payment and for all other purposes. (Section 309).

REGARDING THE TRUSTEE

     The trustee is Chase Manhattan Trust Company, National Association. The trustee is a lender to us under our bank credit agreements. From time to time, we may enter into other banking and other commercial relationships with the trustee.

     There may be more than one trustee under the indenture, each with respect to one or more series of debt securities. (Section 101). Any trustee may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to such series (Section
608).

     If two or more persons are acting as trustee with respect to different series of debt securities, each trustee will be a trustee of a trust under the indenture separate from the trust administered by any other such trustee. Except as otherwise indicated in this prospectus, any action to be taken by the trustee may be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the indenture. (Section 609).

                              PLAN OF DISTRIBUTION

     We may sell the debt securities to one or more underwriters for public offering and sale by them and may also sell the debt securities to investors directly or through agents. We will name any underwriter or agent involved in the offer and sale of debt securities in the applicable prospectus supplement. We have also reserved the right to sell or exchange debt securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so. We may distribute the debt securities from time to time in one or more transactions:

     o    at a fixed price or prices, which may be changed;

     o    at market prices prevailing at the time of sale;

     o    at prices related to such prevailing market prices; or

     o    at negotiated prices.

     We may also, from time to time, authorize dealers, acting as our agents, to offer and sell debt securities upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of debt securities, we, or the purchasers of debt securities for whom the underwriters may act as agents, may compensate underwriters in the form of underwriting discounts or commissions. Underwriters may sell the debt securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase debt securities as a principal, and may then resell the debt securities at varying prices to be determined by the dealer.

     We will describe in the applicable prospectus supplement any compensation we pay to underwriters or agents in connection with the offering of debt securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Dealers and agents participating in the distribution of debt securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the debt securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act of 1933, and to reimburse these persons for certain expenses.

     To facilitate the offering of debt securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the debt securities. This may include over-allotments or short sales of the debt securities, which involves the sale by persons participating in the offering of more debt securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the debt securities by bidding for or purchasing debt securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if debt securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the debt securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

     Certain of the underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of our business.

     Each series of debt securities offered will be a new issue of securities and will have no established trading market. Such debt securities offered may or may not be listed on a national securities exchange. No assurance can be such as to the liquidity of or the existence of trading markets for any debt securities offered.

                           BOOK-ENTRY DEBT SECURITIES

     The prospectus supplement will indicate whether we are issuing the related debt securities as book-entry securities. Book-entry securities of a series will be issued in the form of one or more global notes that will be deposited with The Depository Trust Company, New York, New York, or "DTC," as depositary, or a nominee, and will evidence all of the debt securities of that series. This means that we will not issue certificates to each holder. We may issue one or more global securities to DTC, which will keep a computerized record of its participants (for example, your broker) whose clients have purchased the debt securities. DTC has indicated it intends to follow the following procedures with respect to book-entry debt securities. Additional or differing terms of the depositary arrangements will be described in the applicable prospectus supplement.

     Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with DTC for the related global debt security, referred to as "participants," or persons that may hold interests through participants. Upon the issuance of a global debt security, DTC will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the book-entry debt securities represented by such global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by DTC for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants).

     Unless it is exchanged in whole or in part for a security evidenced by individual certificates, a global security may not be transferred, except that DTC, its nominees and their successors may transfer a global security as a whole to one another.

     The laws of some jurisdictions require that certain purchasers of securities such as debt securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to acquire or transfer beneficial interests in the global security.

     So long as DTC for a global debt security, or its nominee, is the registered owner of that global debt security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, each person beneficially owning book-entry debt securities must rely on the procedures of DTC for the related global debt security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

     We understand, however, that under existing industry practice, DTC will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of DTC with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities pursuant to the indenture. (Section 309).

     We will make payments on each series of book-entry debt securities to DTC or its nominee, as the sole registered owner and holder of the global security. Neither WorldCom, the trustee nor any of their agents will be responsible or liable for any aspect of DTC's records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any of DTC's records relating to such beneficial ownership interests.

     We expect that DTC, upon receipt of any payment of principal of, premium or interest on a global debt security, will immediately credit participants' accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of DTC. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name." However, payments will be the responsibility of those participants and not of DTC, the trustee or us.

     We will issue certificated debt securities in exchange for each global debt security only if:

     o DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and we do not appoint a successor within 90 days;

     o    we decide that the global security shall be exchangeable; or

     o there is an event of default under the indenture or an event which with the giving of notice or lapse of time or both would become an event of default with respect to the debt securities represented by such global security. (Section 305)

If that occurs, we will issue debt securities of that series in certificated form in exchange for such global security. An owner of a beneficial interest in the global security then will be entitled to physical delivery of a certificate for debt securities of such series equal in principal amount to such beneficial interest and to have such debt securities registered in its name. We would issue the certificates for such debt securities in denominations of $1,000 or any larger amount that is an integral multiple thereof, and we would issue them in registered form only, without coupons. (Section 305)

     DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its direct participants deposit with DTC. DTC also records the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participant's accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

     DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

     No fees or costs of DTC will be charged to you.

     We have obtained the foregoing information concerning DTC and DTC's book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

     When so provided in the prospectus supplement, investors in the global securities representing any of the debt securities issued hereunder may hold a beneficial interest in such global securities through DTC, Cedel S.A. ("CEDEL"), or the Euroclear system or through participants. The global securities may betraded as home market instruments in both the European and U.S. domestic markets. Initial settlement and all secondary trades will settle as set forth in the applicable prospectus supplement.

             CERTAIN UNITED STATES FEDERAL INCOME TAX DOCUMENTATION
                           REQUIREMENTS FOR NON-U.S. HOLDERS

     If you are a beneficial owner of global securities holding securities, directly or indirectly, through CEDEL or Euroclear (or through DTC if you have an address outside the United States), you will generally be subject to the 30% United States withholding tax that generally applies to payments of interest (including original issue discount) on registered debt issued by United States persons. You will not be subject to the 30% United States withholding tax if:

     (1) each clearing system, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business in the chain of intermediaries between you and us (as the entity required to withhold tax) complies with applicable certification requirements; and

     (2) you take one of the steps described below to obtain an exemption or reduced tax rate:

          The Internal Revenue Service ("IRS") issued new withholding regulations (the "withholding regulations"), which make certain modifications to withholding, backup withholding and information reporting rules. The withholding regulations attempt to unify certification requirements and modify certain reliance standards. The withholding regulations will generally be effective for payments made after December 31, 2000, although you may begin complying with the withholding regulations immediately.

          o EXEMPTION FOR NON-U.S. PERSONS (FORM W-8 OR NEW FORM W-8BEN). If you are a non-U.S. person (as defined below) and you are not a beneficial owner owning, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote or a controlled foreign corporation that is related to us actually or constructively through stock ownership, you can obtain a complete exemption from the withholding tax by filing a properly completed Form W-8 (Certificate of Foreign Status) or new Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding). The Form W-8 is valid until the earlier of (i) three years beginning on the date that the form is signed, or (ii) December 31, 2000. After December 31, 2000, only Form W-8BEN will be acceptable. Form W-8BEN is valid for a period of three years beginning on the date that the form is signed. If the information shown on Form W-8 or Form W-8BEN changes, you must file a new Form W-8 or Form W-8BEN within 30 days of such change.

          o EXEMPTION FOR NON-U.S. PERSONS WITH EFFECTIVELY CONNECTED INCOME (FORM 4224 OR NEW FORM W-8ECI).If you are a non-U.S. person (as defined below), including a non-U.S. corporation or bank with a United States branch, for which the interest income is effectively connected with your conduct of a trade or business in the United States, you can obtain an exemption from the withholding tax by filing a properly completed Form 4224 (Exemption from Withholding of Tax on Income Effectively Connected with the Conduct of a Trade or Business in the United States) or new Form W-8ECI (Certificate of Foreign Person's Claim for Exemption from Withholding on Income Effectively Connected with the Conduct of a Trade or Business in the United States). The Form 4224 is valid until the earlier of (i) one year beginning on the date the form is signed, or (ii) December 31, 2000. After December 31, 2000, only Form W-8ECI will be acceptable. Form W-8ECI is valid for a period of three years beginning on the date that the form is signed.

          o EXEMPTION OR REDUCED RATE FOR NON-U.S. PERSONS RESIDENT IN TREATY COUNTRIES (FORM 1001 OR NEW FORM W-8BEN). If you are a non-U.S. person (as defined below) that is entitled to the benefits of an income tax treaty with the United States, you can obtain an exemption or reduced tax rate (depending on the treaty terms) by filing a properly completed Form 1001 (Ownership, Exemption or Reduced Rate Certificate) or new Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding). If Form 1001 is provided and the treaty provides only for a reduced rate, we will withhold tax at that rate unless you alternatively file Form W-8. Either you or your agent may file Form 1001 or Form W-8BEN. The Form 1001 is valid until the earlier of (i) three years beginning on the date that the form is signed, or (ii) December 31, 2000 . After December 31, 2000, only Form W-8BEN will be acceptable. Form W-8BEN is valid for a period of three years beginning on the date that the form is signed.

          o EXEMPTION FOR U.S. PERSONS (FORM W-9). If you are a U.S. person, you can obtain a complete exemption from the withholding tax by filing a properly completed Form W-9 (Payer's Request for Taxpayer Identification Number and Certification).

UNITED STATES FEDERAL INCOME TAX REPORTING PROCEDURE

     Under the existing rules you (or, in the case of a Form 1001 or a Form 4224 filer, your agent) must submit the appropriate form to the entity through whom you directly hold the global security. For example, if you are listed directly on the books of Euroclear or CEDEL as the holder of the debt security, you must provide Euroclear or CEDEL, as the case may be, the IRS Form. Each person through which a debt security is held must submit, on your behalf, the IRS Form (or in certain cases a copy thereof) under applicable procedures to the person through which it holds the debt security, until the IRS Form is received by the U.S. person who would otherwise be required to withhold U.S. federal income tax from interest payable on the debt security. For example, in the case of debt securities held through Euroclear or CEDEL, the IRS Form (or a copy thereof) must be received by the U.S. depository of such clearing agency. The withholding regulations revise the procedures that withholding agents and payees must follow to comply with, or to establish an exemption from, withholding for payments made after December 31, 2000. You should consult your own tax advisors regarding compliance with these procedures under the withholding regulations.

     The term "U.S. person" means:

     o    a citizen or resident of the United States;

     o a corporation or partnership organized in or under the laws of the United States or any State thereof or the District of Columbia;

     o an estate that is subject to U.S. federal income taxation regardless of the source of its income; or

     o a trust if (A) a court within the United States is able to exercise primary supervision over the trust's administration and (B) one or more U.S. persons have the authority to control all the trust's substantial decisions. Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as U.S. persons prior to such date, that elect to continue to be treated as U.S. persons will also be a U.S. person.

     The term "non-U.S. person" means any person who is not a U.S. person as described above. The terms "United States" and "U.S." means the United States of America (including the States and the District of Columbia).

     This summary does not deal with all aspects of U.S. federal income and withholding taxes, the application of the withholding regulations or the application of any U.S. income or estate tax treaty that may be relevant to foreign beneficial owners of the global securities. You are advised to consult your own tax advisors for specific tax advice concerning your holding and disposing of beneficial interests in the global securities.

                                     LAWYERS

     The legality of the debt securities offered by this prospectus will be passed upon for WorldCom by P. Bruce Borghardt, Esq., General Counsel--Corporate Development of WorldCom. Mr. Borghardt is paid a salary by WorldCom, is a participant in various employee benefit plans offered by WorldCom to employees of WorldCom generally and owns and has options to purchase shares of WorldCom common stock. Bryan Cave LLP, St. Louis, Missouri, is also representing us in connection with some of the aspects of the debt securities.

                                     EXPERTS

     The consolidated financial statements of WorldCom as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included in

WorldCom's Annual Report on Form 10-K for the year ended December 31, 1999, and are incorporated herein by reference, in reliance upon the authority of such firm as experts in accounting and auditing in giving such reports.

     The consolidated financial statements of Brooks Fiber Properties, Inc. for the year ended December 31, 1997, have been incorporated by reference in this document and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, included in WorldCom's Annual Report on Form 10-K for the year-ended December 31, 1999 and incorporated by reference in this document, and upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements and schedules of Sprint and the combined financial statements and schedules of the Sprint FON Group and the Sprint PCS Group appearing in WorldCom's Current Report on Form 8-K-2 dated April 11, 2000 (filed April 11, 2000), have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference which, as to the years 1998 and 1997 for Sprint and the Sprint PCS Group, are based in part on the reports of Deloitte & Touche LLP, independent auditors. Such consolidated and combined financial statements and schedules are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Sprint Spectrum Holding Company, L.P. as of December 31, 1998, and for each of the years in the two-year period ended December 31, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is included in WorldCom's Current Report on Form 8-K-2 dated April 11, 2000 (filed April 11, 2000), and are incorporated herein by reference, and have been incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

===============================================================================

                                   $60,000,000
                                 WorldCom, Inc.

                          FLOATING RATE NOTES DUE 2002

                                     [WORLDCOM]

                                     ----------

                     P R O S P E C T U S  S U P P L E M E N T

                                  MAY 31, 2000
                              (INCLUDING PROSPECTUS
                               DATED MAY 12, 2000)

                               -------------------

                              SALOMON SMITH BARNEY

===============================================================================